Final Transcript

Conference Call Transcript

LXP - Q4 2009 Lexington Realty Trust Earnings Conference Call

Event Date/Time: Feb. 24. 2010 / 11:00AM ET

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Final Transcript
Feb. 24. 2010 / 11:00AM ET, LXP - Q4 2009 Lexington Realty Trust Earnings Conference Call

CORPORATE PARTICIPANTS

 Lisa Soares
 Lexington Realty Trust - IR

 Will Eglin
 Lexington Realty Trust - President, CEO, COO

 Pat Carroll
 Lexington Realty Trust - Executive VP, CFO, Treasurer

 Natasha Roberts
 Lexington Realty Trust - EVP, Director of Real Estate

CONFERENCE CALL PARTICIPANTS

 Sheila McGrath
 Keefe, Bruyette & Woods, Inc. - SVP of Research

 John Guinee
 Stifel Nicolaus - Managing Director

 Todd Stender
 Wells Fargo Securities - Senior Equity Analyst

 PRESENTATION

Operator

Good morning and welcome to the Lexington Realty Trust 2009 earnings conference call. (Operator Instructions) It is now my pleasure to turn the floor over to your host Ms. Lisa Soares, Investor Relations of Lexington Realty Trust. Please go ahead.

Lisa Soares - Lexington Realty Trust - IR

Thanks Peter. Hello and welcome to the Lexington Realty Trust fourth quarter conference call. The earnings press release was distributed over the wire this morning and the release and supplemental disclosure package will be furnished on a Form 8-K. In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measures in accordance with Regulation G requirements. If you do not receive a copy, these documents are available on Lexington's website at www.lxp.com in the investor relations section. Additionally, we are hosting a live webcast of today's call which you can access in the same section.

At this time, management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and from time to time in Lexington's filings with the SEC. Lexington does not undertake a duty to update any forward-looking statements.

With us today from management are Will Eglin, CEO and President, Robert Roskind, Chairman, Dick Rouse, Chief Investment Officer, Pat Carroll, Chief Financial Officer, Natasha Roberts, Executive Vice President and Director of Real Estate Operations, and other members of management. I'd like to turn the call over to Will for his opening remarks.

Final Transcript
Feb. 24. 2010 / 11:00AM ET, LXP - Q4 2009 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - President, CEO, COO

Thanks, Lisa and welcome to all of you and thank you for joining us today. We are pleased to have delivered strong results in our real estate portfolio for the fourth quarter of 2009 as we executed well against our objective of increasing our financial flexibility. We continued to take advantage of opportunities to reduce leverage, manage debt maturities and generate liquidity through asset sales while maintaining high levels of occupancy. For the quarter and year ended, our reported funds from operations were $0.25 and $1.29 per share respectively after adjusting for a variety of charges as detailed in the earnings release. This compares favorably to our 2009 guidance range of $1.26 to $1.28 per share for 2009.

Overall it was a good quarter that capped a good year in which our total return was about 36% and was marked in December by our return to paying our dividend in cash. We have continued to make good progress with respect to our balance sheet. We deleveraged by approximately $72.6 million during the quarter which included repurchasing $17.2 million face amount of our 5.45% exchangeable notes, reducing the amount outstanding to $87.7 million at quarter end and subsequent to quarter end we repurchased an additional $23 million face amount.

Throughout 2009, we executed well on our capital recycling initiative through select property and notes receivable disposition. Total disposition activity for the year was approximately $190 million at a weighted average cap rate of 8.2% including $81.9 million in the fourth quarter. This year our strategy is to continue selling non core properties, particularly our multi-tenant and retail properties in order to further deleverage, create additional liquidity and focus our portfolio strategy on our core single tenant office and industrial properties.

In 2010, we are currently targeting disposition volume of approximately $150 to $275 million. In our supplemental disclosure package we have now broken out our multi-tenant portfolio separately making it easier to understand this component of our portfolio. In addition we've provided additional information on our notes receivable portfolio as we said we would do last quarter. As mentioned throughout last year, we have been and continue to be very focused on managing our debt maturities.

As of December 31, 2009 our debts maturing through 2012, including our proportionate share of real estate joint-venture debt, totalled $652.5 million and consisted of $382.2 million of consolidated non-recourse mortgage debt, $171.3 million under our secured credit facility, $11.4 million of joint-venture obligation and $87.7 million of exchangeable notes. Subsequent to quarter end, these maturities were reduced by $116.1 million following the successful completion of our offering of 6% convertible guaranteed notes, which resulted in net proceeds of $111.5 million. Our remaining recourse liabilities maturing through 2012 consist of $64.7 million in exchangeable notes and $129.3 million under our secured credit facility. We intend to create sufficient liquidity from asset sales to retire these liabilities. In the current environment, we are unlikely to use any of our financial resources to retire approximately $9 million of the non-recourse mortgage debt secured by two vacant properties which matures during this time period.

As of December 31, 2009, we stopped making debt service payments on these non-recourse mortgages and one other in the amount of $13.4 million. Overall we believe our liquidity is adequate and we have $150 million of available credit line capacity which was recently expanded by $25 million by adding a new bank to our lending syndicate. Our 2010 maturities now total $91.3 million on six properties where the 2009 cash rents total $15.5 million, or 17% of what we owe, so we believe there's ample coverage to support our refinancing activity. From an operating perspective, we remain highly focused on improving the efficiency of all of our operations and during 2009 we lowered our general and administrative costs by about $7 million, or 23%, to $23.6 million.

Turning to leasing, we had another highly successful quarter with 20 new and extended leases executed for 1.1 million square feet and have executed new and extended leases for an additional 360,000 square feet subsequent to quarter end. We encourage you to review our rollover schedule in our supplemental disclosure package, which shows that at year end we had about 1.5% of rental revenue expiring in 2010 in our single tenant portfolio. Two of our 2010 office lease expirations totalling 85,000 square feet were addressed subsequent to quarter end. We haven't had any material lease defaults, and credit quality has held up very well in spite of current economic conditions.

On the investment front, we remain disciplined and highly focused. In the fourth quarter we made one acquisition, a $10.5 million sale leaseback transaction with Canal Insurance Company, which is rated single A by Standard & Poor's. This was a 20 year sale leaseback at an initial cap rate of 8.6% with annual escalations, and we can cause the tenant to repurchase the property after five years. We believe this lease structure should allow us to obtain great financing and bring significant positive leverage to this opportunity.

In the first quarter, we have made two loan investments, one a first mortgage, the other a mezzanine loan, totalling roughly $20 million at rates of 14% to 16% with maturities of 2 to 3 years. Our strategy in these two cases is to earn a high current return for a short period and use the proceeds at maturity to pay down our $60.7 million term loan due 2013, or other debt. In the interim, we have an opportunity to put this capital to work at a high rate of return. We are willing to be opportunistic with respect to new acquisitions but we have no current plans to make any additional investments and our main focus continues to be on executing our dispositions program and related debt reduction.

Now I'll turn the call over to Pat who will take you through our results in more detail.

Final Transcript
Feb. 24. 2010 / 11:00AM ET, LXP - Q4 2009 Lexington Realty Trust Earnings Conference Call

Pat Carroll - Lexington Realty Trust - Executive VP, CFO, Treasurer

Thanks, Will. During the quarter, Lexington had gross revenues of $90 million comprised primarily of lease rents and tenant reimbursements. Under GAAP we are required to recognize revenue on a straight line basis over the non-cancellable lease term or any periods covered by a bargained renewal option. In addition, the amortization of above and below market leases are included directly in the rental revenue. In the quarter, GAAP rents were in excess of cash rents by approximately $1.8 million, including the effect of above and below market leases. Also included on page 43 in the supplement are estimates of both cash and GAAP rents for 2010 through 2014.

We recorded a $4.6 million non-cash gain related to our forward equity commitment, entered into in 2008 as a result of the increase in our share price from September 30 to December 31, 2009. We also recorded $60.8 million in impairment charges including impairment charges classified in discontinued operations primarily relating to properties disposed of and properties written down to estimated fair value. In discontinued operations we recognized $6.9 million in debt satisfaction gains related primarily to the disposition of our property in Houston, Texas.

On pages 40 and 41 of the supplement, we have disclosed selected income statement data for our consolidated but non-wholly-owned properties and our joint-venture investments. Turning to the balance sheet, we believe it continues to strengthen. We have $75.4 million of cash at quarter end including cash classified as restricted. Restricted cash balances relate to monies held with lenders as escrow deposits on mortgages. At quarter end we had about $2.1 billion of debt outstanding which had a weighted average interest rate of about 5.7%. Included in intangibles is the allocation of the purchase price of properties related to in-place and above-market leases and tenant relationships in accordance with FAS 141. Also, we have approximately $107 million in below-market lease liabilities.

The significant components of other assets and liabilities are included on page 42 of the supplement. During the quarter ended December 31, 2009, the Company capitalized $1.3 million in lease costs, $3.8 million in TI costs and $5.9 million in capital improvements. On pages of 29 through 33 of the supplement, we have disclosed the details of all consolidated mortgages maturing through 2014. Now I would like for Natasha Roberts to discuss our leasing and expansion activity. Natasha?

Natasha Roberts - Lexington Realty Trust - EVP, Director of Real Estate

Thanks, Pat. As of December 31, 2009, our portfolio totaled approximately $41.4 million square feet including our interest in 45 properties that are held in joint-ventures. 20 leases were either executed or extended in the quarter leading to an occupancy level of approximately 92% at quarter end which includes our share of JV properties. Out of the 20 leases that were signed during the quarter, eight were new and accounted for approximately 615,000 square feet and 12 were renewals or extensions which accounted for approximately 447,000 square feet. We lost approximately 10,000 square feet of occupancy due to a previously disclosed lease expiration that was not renewed during the quarter. As of December 31, 2009, we had 1.1million square feet of space scheduled to expire in 2010. 46,000 square feet of this space has already been leased and 41,000 square feet disposed of.

We signed 13 leases totalling 360,000 square feet subsequent to quarter end. In addition, we are currently negotiating three new leases and three lease extensions which total 375,000 square feet. We currently have approximately 4.4 million square feet of space available or likely to become available for lease. The 4.4 million is comprised of our current vacancy of 3.3 million square feet, less our recent lease executions, plus our potential vacancy of an additional 1.1 million square feet in 2010. We expect vacancy to be reduced by the sale of vacant properties totalling 700,000 to 1.3 million square feet and the execution of new and renewal leases totalling 120,000 to 410,000 square feet. As a result, we expect 2010 year end occupancy to be 92% to 95%. Credit quality in the portfolio has held up and we do not have any material delinquencies in the portfolio.

There continues to be strong competition to obtain and retain tenants and this is reflected in our retenanting assumptions. Our tenant improvement allowances and leasing commissions have not materially changed since last quarter. Office TIs range from $0 to $30 per square foot for renewing tenants, and $25 to $40 per square foot for a new tenant. Industrial TIs range from $0 to $2 per square foot for a renewing tenant and $1.50 to $3.50 per square foot for a new tenant. Leasing commissions range from 0% to 4.5% for a renewing lease and 4.5% to 6.75% for a new lease, with additional incentives in the form of additional commission and cash bonuses. We have budgeted $15 million in tenant improvement allowances and leasing costs for 2010 and $8 million for 2011.

Our CapEx budget for 2010 is $15 million which includes $7 million for 100 Light Street and $4 million for 2011, $1 million of which relates to 100 Light Street. Overall we are pleased with our leasing success. Tenant retention has been high and we think we can continue to make progress in 2010. And now I'll turn the call back over to Will.

Final Transcript
Feb. 24. 2010 / 11:00AM ET, LXP - Q4 2009 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - President, CEO, COO

Thanks Natasha. In summary, this was a good solid quarter for Lexington and we are pleased to have gotten back into the business of distributing cash to our shareholders. Occupancy held up well, leasing continues to be consistent with our expectations and our balance sheet is vastly improved compared to a year ago, as our financial flexibility has increased through better liquidity and a substantially improved debt maturity profile.

Turning to financial guidance, with few moving parts in the portfolio including limited lease rollovers and fewer debt maturities, we believe our cash flows have stabilized and we expect to generate funds from operation this year of $0.93 to $0.97 per share. This guidance is based on a share count of 145.4 million which includes 16.2 million shares underlying our recent offering of 6% convertible guaranteed notes. Our new annualized dividend level of $0.40 per share represents a conservative payout ratio of 42% at the midpoint, so we will be able to use the majority of our funds from operations to deleverage and reinvest in our portfolio and we believe our prospects for annual dividend growth going forward are good. Operator, I have no further comments at this time, so we are ready for you to conduct the question and answer portion of this call.

QUESTION AND ANSWER

Operator

(Operator Instructions) We'll first go to Sheila McGrath with KBW.

Sheila McGrath - Keefe, Bruyette & Woods, Inc. - SVP of Research

Good morning. Will, I was wondering if you could give us a little bit more detail on those mezz loan investments, were they on triple net properties?

Will Eglin - Lexington Realty Trust - President, CEO, COO

$12 million of it was a first mortgage on a single tenant property and the balance was on a portfolio of five properties, four of which were single tenant.

Sheila McGrath - Keefe, Bruyette & Woods, Inc. - SVP of Research

Okay. And then on the acquisition, the 8.6% cap rate, I was wondering if you could tell us if that was like an auction process and what the outlook is for additional acquisitions in 2010?

Will Eglin - Lexington Realty Trust - President, CEO, COO

That was a marketed investment opportunity. In terms of the outlook for 2010, our view is that we're open open-minded about making new acquisitions but the market really hasn't — I mean cap rates really haven't gone up that much so it hasn't become a particularly attractive environment for us. Our view is right now focused on making the most out of what we've got in the existing portfolio and that's why we are focused on selling the multi-tenant and the retail and bringing our leverage down with those sale proceeds.

Sheila McGrath - Keefe, Bruyette & Woods, Inc. - SVP of Research

Okay. And then last question, on the multi-tenant kind of breakout in the supplemental, should we consider that most of those assets are currently for sale and that is kind of the bucket of what you'll be selling this year?

Final Transcript
Feb. 24. 2010 / 11:00AM ET, LXP - Q4 2009 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - President, CEO, COO

That's the main focus only because there's much more value there than in the retail portfolio which has shrunk considerably. Not all of those properties are on the market right now. There are a few where we would like to make a little more leasing progress. But that's where the bulk of our disposition efforts are focused right now from a value standpoint.

Sheila McGrath - Keefe, Bruyette & Woods, Inc. - SVP of Research

Okay. Thank you. .

Operator

Let's take our next question from John Guinee with Stifel Nicholaus. John Guinee: Hi guys, a couple quick questions. One, any lease termination fees this quarter?

Will Eglin - Lexington Realty Trust - President, CEO, COO

No.

John Guinee - Stifel Nicolaus - Managing Director

All right. Second, if you look at your $60.8 million of impairment charges, where do they show up on the income statement? Obviously —

Will Eglin - Lexington Realty Trust - President, CEO, COO

They're in two places, John. One place is in continuing operations. If you turn — the P&L, the press release, the $25.7 million, that relates to four properties that we wrote down to what we believe we could sell them for. And the rest of it is down in discontinued operations, that's the $35,029 and that's the impairment charges we took on properties that we actually sold.

John Guinee - Stifel Nicolaus - Managing Director

Okay. Equity and earnings from non consolidated entities, looks like about $7.6 million. Is that an abnormally high number?

Will Eglin - Lexington Realty Trust - President, CEO, COO

That's high, because we sold the Blue Cross Blue Shield partnership we had in Columbia. We sold the property. We recognized a $2 million gain on that disposition and that $2 million is running through that equity line. So on a normalized basis if you took out the Blue Cross gain and also the operating results of Blue Cross for the quarter, because we don't have it going forward, it's about a $4.8 million run rate.

John Guinee - Stifel Nicolaus - Managing Director

$4.8 million run rate? Okay. That's all right.

Will Eglin - Lexington Realty Trust - President, CEO, COO

And remember that's where we used to recognize income and loss from Concord, and there was really nothing recognizing Concord in the quarter. We had a slight distribution of about $150,000 that we picked up into income.

John Guinee - Stifel Nicolaus - Managing Director

Are there any liabilities on Concord on your balance sheet still?

Final Transcript
Feb. 24. 2010 / 11:00AM ET, LXP - Q4 2009 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - President, CEO, COO

No. Liabilities on Concord, everything is non recourse to us. So there are no liabilities in Concord on our balance sheet. Concord obviously has debt on its balance sheet but none of it to is recoursed to us.

John Guinee - Stifel Nicolaus - Managing Director

Okay. And then the mezz loans, or actually the loans you are making, Will. $20 million, 14 to 16% interest rate, how much of that is a pay and how much of that is accrual? (inaudible - multiple speakers) out of current cash or is it — are they paying it out of a reserve account or accruing it?

Will Eglin - Lexington Realty Trust - President, CEO, COO

In the first mortgage loan, there is an accrual feature.

John Guinee - Stifel Nicolaus - Managing Director

Okie doke. Thank you very much.

Will Eglin - Lexington Realty Trust - President, CEO, COO

Thank you.

Operator

Let's go to Todd Stender with Wells Fargo Securities.

Todd Stender - Wells Fargo Securities - Senior Equity Analyst

Hi, good morning guys. Can you give us a sense of timing on your disposition? Volume said it could go on a volume stance $150 to $275 million. Does that look like it's more front-end loaded or do you think that'll take some time and we could see maybe the bulk of it in the second half of the year?

Will Eglin - Lexington Realty Trust - President, CEO, COO

I think there will be more rateable than — might be a tiny bit loaded in the second half, but I think first quarter $40 million or so is certainly a good number. And that's probably a pretty good assumption for second quarter, maybe a tad more. We may end up doing more in the second half of the year than in the first but I think we'll make good progress every quarter.

Todd Stender - Wells Fargo Securities - Senior Equity Analyst

And your direct share issuance program. Have you guys issued any shares subsequent to the fourth quarter?

Will Eglin - Lexington Realty Trust - President, CEO, COO

We have not. We haven't issued any shares through that program since last October.

Final Transcript
Feb. 24. 2010 / 11:00AM ET, LXP - Q4 2009 Lexington Realty Trust Earnings Conference Call

Todd Stender - Wells Fargo Securities - Senior Equity Analyst

Certainly your interest rates on the first mortgage and the mezz stuff which you did at 14% to16% is pretty high. What would be a current rate if you guys were to underwrite a mortgage note at this point, maybe something a little more longer term?

Will Eglin - Lexington Realty Trust - President, CEO, COO

Right now we're not actively looking to underwrite any debt investments. These were opportunities that we felt we could capitalize on, and for us we really didn't want to go long. We want the money coming back to us so we can use the money to pay down the 2013 term financing.

Todd Stender - Wells Fargo Securities - Senior Equity Analyst

Okay. Thanks, guys.

Operator

And once again (Operator Instructions) And we have a follow-up from John Guinee.

John Guinee - Stifel Nicolaus - Managing Director

Hi. Sorry about that. Will, kind of walk through the proxy and the comp plan, it looked like a number of shares were issued over the last couple of years to the top four or five folks?

Will Eglin - Lexington Realty Trust - President, CEO, COO

We issued very little stock. We did issue options the last two years which we hadn't done in a while. The option grant this year to the top members of management was about 1% of shares outstanding and there's — they vest over five years. There actually wasn't any — there were options issued but no common shares.

John Guinee - Stifel Nicolaus - Managing Director

Thank you.

Operator

And at this time we have no further questions. I would like to turn the conference back over to Will Eglin for any closing remarks.

Will Eglin - Lexington Realty Trust - President, CEO, COO

Well thanks to all of you again for joining us this morning. We are very excited about our prospects for 2010 and as always we appreciate your participation and support. If you would like to receive our quarterly supplemental package please contact Lisa Soares, or you can find additional information on the Company on our website, www.lxp.com . And in addition you may contact me or any of the other members of our senior management team with any questions. Thank you and have a good day,

Operator

Once again we now conclude today's Lexington Realty Trust teleconference. Thank you for your participation.

Final Transcript
Feb. 24. 2010 / 11:00AM ET, LXP - Q4 2009 Lexington Realty Trust Earnings Conference Call

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